EXHIBIT 99.1

Worthington Steel Reports First Quarter Fiscal 2027 Results

Includes financial results from Kloeckner & Co following majority acquisition

COLUMBUS, Ohio, October 6, 2026 – Worthington Steel, Inc. (NYSE: WS), a market-leading, value-added metals processing company, today reported financial results for the fiscal 2027 first quarter ended August 31, 2026. Except as otherwise noted, reported results reflect the impact of the Company’s acquisition of a majority interest in Klöckner & Co SE (“Kloeckner”).

First Quarter Highlights (all comparisons to the first quarter of fiscal 2026 on a continuing operations basis unless otherwise indicated):

•
Net sales of $2,726.6 million increased 212% compared to $872.9 million.
•
Operating income of $56.0 million compared to $48.3 million.
•
Net loss attributable to controlling interest of $7.0 million compared to net earnings of $36.8 million in the prior year quarter.
•
Diluted loss per share attributable to controlling interest (“Diluted EPS – Continuing Operations”) of $0.14, compared with Diluted EPS – Continuing Operations of $0.73 in the prior year quarter. Adjusted Diluted EPS – Continuing Operations per share of $0.57 compared to $0.77 in the prior year quarter.
•
Adjusted EBIT of $78.5 million compared to $55.5 million.
•
On June 3, 2026, subsequent to the end of fiscal 2026, the Company completed settlement of the offer and its acquisition of a majority interest in Kloeckner, securing approximately 62% of Kloeckner’s outstanding shares (the “Kloeckner Acquisition”), representing a significant milestone toward eventual operating control and value capture.
•
On July 15, 2026, the Company commenced a public delisting tender offer for all outstanding Kloeckner shares not already held by the Company at a price of €11.00 per share. On August 12, 2026, the acceptance period ended and Kloeckner’s shares were delisted from the regulated market of the Frankfurt Stock Exchange at market closing. Upon settlement of the delisting tender offer, the Company acquired additional Kloeckner shares, increasing the ownership interest to approximately 62.11%.
•
On September 8, 2026, subsequent to the end of the first quarter of fiscal 2027, the Company entered into a Domination and Profit and Loss Transfer Agreement (“DPLTA”) with Kloeckner. Effectiveness of the DPLTA remains subject to the required shareholder approvals and registration with the commercial register at Kloeckner’s registered seat and cannot occur before January 1, 2027.
•
Declared a quarterly dividend of $0.16 per share payable on December 28, 2026, to shareholders of record at the close of business on December 14, 2026.

“This quarter marks an important milestone for Worthington Steel as we report our first results including Kloeckner,” said Geoff Gilmore, president and CEO. “The addition of Kloeckner significantly expands our capabilities and positions us as a more diversified metals processing and manufacturing company. At the same time, our core Worthington Steel business delivered solid operating performance, driven by higher direct volumes and improved pricing. As we move forward, our priorities remain clear: serving our customers, improving our operations and creating long-term value for our shareholders.”

Financial highlights for the fiscal 2027 and comparative periods are as follows:

(In millions, except volume)

	1Q 2027	1Q 2026
Volume (tons)	1,943,340	928,866

Net sales	$2,726.6	$872.9
Operating income	56.0	48.3
Net earnings (loss) from continuing operations attributable to controlling interest	(7.0)	36.8
Adjusted EBIT (Non-GAAP)(1)	78.5	55.5
Adjusted EBITDA (Non-GAAP)(1)	111.0	78.8
Equity in net income of unconsolidated affiliate	5.3	6.4

(Per diluted share amounts, after-tax)

	1Q 2027	1Q 2026
Diluted EPS – Continuing Operations	$(0.14)	$0.73
Restructuring and other (income), net	(0.03)	(0.01)
Kloeckner purchase derivative	0.01	-
Kloeckner acquisition-related expenses	0.37	-
Kloeckner securities investment loss, net	0.24	-
Debt issuance cost write-off	0.02	-
Pension adjustments	(0.01)	-
Sitem Group acquisition completion bonus payment	-	0.03
Deferred tax asset adjustment	0.11	0.02
Adjusted Diluted EPS – Continuing Operations (Non-GAAP)(1)	$0.57	$0.77

	Three Months Ended		Three Months Ended
	August 31, 2026		August 31, 2025
	Consolidated	Legacy Worthington Steel (2)	Consolidated
Volume (tons) - Total	1,943,340	921,234	928,866
Volume (tons) - Direct	1,501,949	604,289	585,073
Volume (tons) - Toll	441,391	316,945	343,793
Net Sales	$2,726.6	$953.9	$872.9
EBIT (Non-GAAP)(1)	43.9	15.7	53.1
Adjusted EBITDA (Non-GAAP)(1)	111.0	75.1	78.8

(1)
Results in both the current year period and prior year period were impacted by certain items, as further discussed and reconciled to the most directly comparable GAAP financial measure in the Use of Non-GAAP Financial Measures and Definitions section later in this release.
(2)
Results exclude the impact of the intercompany activity between Legacy Worthington Steel and Kloeckner that is eliminated in consolidation.

Kloeckner Acquisition

On June 3, 2026, the Company completed the Kloeckner Acquisition in which it acquired a controlling equity stake. Kloeckner’s results are included in the consolidated financial statements beginning on the acquisition date, with the portion of Kloeckner not owned by the Company reflected as noncontrolling interests.

Following the transformational acquisition of Kloeckner and the related acquisition financing, the Company has updated the adjusted EBITDA metric to include the full adjusted EBITDA of our consolidated operations, including noncontrolling interests, to better reflect the economics of our consolidated business. As a result, adjusted EBITDA amounts for prior year periods have been recast, as applicable to conform to this presentation.

In connection with the Kloeckner Acquisition, the Company acquired certain Kloeckner business units that met the held-for-sale criteria as of the acquisition date (the “Disposal Group”). Kloeckner management has committed to a plan to sell the Disposal Group, and the Company expects the sale to be completed within one year of the Kloeckner Acquisition. The results of this Disposal Group are reported as discontinued operations in the accompanying interim consolidated financial statements for all periods in fiscal 2027 and onward. Unless otherwise indicated, the discussion and analysis of our results of operations included in this release relates to continuing operations and excludes the results of discontinued operations. Prior-period amounts have been recast, as applicable, to conform to this presentation.

Consolidated Quarterly Results

Net sales and volume

Net sales for the first quarter of fiscal 2027 were $2,726.6 million, an increase of $1,853.7 million, or 212%, compared to the prior year quarter. Kloeckner contributed $1,772.7 million to net sales in the first quarter of fiscal 2027.

Excluding the impact of Kloeckner, net sales increased $81.0 million or 9% compared to the prior year quarter. This $81.0 million increase was driven primarily by higher direct volumes, and, to a lesser extent, higher average direct selling prices. Direct net sales increased $81.7 million. Direct tons sold increased by 3% and direct selling prices increased 6% in the first quarter of fiscal 2027 compared to the prior year quarter. Toll processing net sales decreased $0.7 million, or 2%, in the first quarter of fiscal 2027 compared to the prior year quarter. Toll volumes decreased 8% and toll selling prices increased 6% in the first quarter of fiscal 2027 compared to the prior year quarter.

The consolidated mix of direct tons versus toll tons processed was 77% to 23% in the first quarter of fiscal 2027 compared to 63% to 37% in the prior year quarter. Excluding the impact of Kloeckner, the mix of direct tons versus toll tons processed was 66% to 34% in the first quarter of fiscal 2027 compared to 63% to 37% in the prior year quarter.

Gross margin

Gross margin in the first quarter of fiscal 2027 was $261.2 million, an increase of $146.0 million compared to the prior year quarter. The Kloeckner Acquisition contributed $144.0 million to gross margin in the first quarter of fiscal 2027. The gross margin attributable to Kloeckner was impacted due to an approximately $43 million net inventory fair value step-up recognized in connection with the acquisition of Kloeckner.

Excluding the impact of Kloeckner, gross margin increased $2.0 million compared to the prior year quarter. The increase was primarily driven by higher direct spreads (calculated as sales less material costs), partially offset by higher manufacturing expenses and lower toll spreads. Direct spreads increased by $13.9 million primarily due to the $7.6 million impact of higher direct volumes, and to a lesser extent, the $6.5 million favorable change from an estimated $5.6 million inventory holding gain in the prior year quarter to an estimated $12.1 million inventory holding gain in the first quarter of fiscal 2027. This was partially offset by a $0.2 million unfavorable direct spread impact from pricing. Toll spreads decreased $0.9 million. Manufacturing expenses increased $11.1 million, primarily related to increased wages and benefits.

Operating Income

Operating income in the first quarter of fiscal 2027 was $56.0 million, an increase of $7.7 million compared to the prior year quarter. The Kloeckner Acquisition increased operating income by $24.2 million in the first quarter of fiscal 2027.

Excluding the impact of Kloeckner, operating income decreased by $16.5 million compared to the prior year quarter. The decrease was driven primarily by a $17.6 million increase in selling, general and administrative expense (“SG&A”) and a $1.0 million unfavorable change in restructuring and other (income), expense, net, partially offset by a $2.0 million increase in gross margin. The $17.6 million increase in SG&A was primarily attributable to an increase of $18.6 million in professional fees. This increase in professional fees incurred by Legacy Worthington Steel was primarily related to the Kloeckner Acquisition. The prior year restructuring and other (income), net represents a gain on the sale of an asset related to the previously announced closure of Worthington Samuel Coil Processing’s toll processing facility in Cleveland, Ohio.

During the first quarter of fiscal 2027, Kloeckner recognized a gain of $3.6 million in restructuring and other (income), expense, net, due to various restructuring programs. These items included early retirement and severance costs, facility exit and other costs, and sales of fixed assets in Louisiana and Switzerland.

Net earnings (loss) and adjusted net earnings (loss)

Net loss from continuing operations attributable to controlling interest of $7.0 million in the first quarter of fiscal 2027 compared with net earnings of $36.8 million in the prior year quarter. Diluted loss per share from continuing operations attributable to controlling interest was $0.14, compared with diluted earnings per share of $0.73 in the prior year quarter.

Adjusted net earnings from continuing operations attributable to controlling interest were $29.1 million in the first quarter of fiscal 2027, compared with $38.8 million in the prior year quarter. Adjusted diluted earnings per share were $0.57, compared with $0.77 in the prior year quarter.

Certain amounts disclosed within the Company’s quarterly results have been adjusted to conform to the current presentation due to the update to estimated tax rates on Non-GAAP adjustments in fiscal 2026. The adjustments had an immaterial impact to the presented results.

For additional information on non-GAAP financial measures, see the Use of Non-GAAP Financial Measures and Definitions section later in this release.

Balance Sheet, Cash Flow and Capital Allocation

As of August 31, 2026, the Company had cash and cash equivalents of $248.2 million. During the first quarter of fiscal 2027, net cash used in operating activities was $6.0 million compared to net cash used in operating activities of $6.3 million in the prior year quarter. Investment in property, plant and equipment during the first quarter of fiscal 2027 was $63.0 million compared to $29.4 million in the prior year quarter. The Company had negative free cash flow (as defined in the Use of Non-GAAP Financial Measures and Definitions section later in this release) of $69.0 million in the first quarter of fiscal 2027 compared to negative free cash flow of $35.7 million in the prior year quarter.

The Company ended the first quarter of fiscal 2027 with total debt of $2,196.4 million and $248.2 million in cash and cash equivalents, resulting in a net debt (as defined in the Use of Non-GAAP Financial Measures and Definitions section later in this release) position of $1,948.2 million.

The Company’s board of directors declared a quarterly dividend of $0.16 per common share. The dividend is payable on December 28, 2026, to shareholders of record at the close of business on December 14, 2026.

Conference Call

The Company will review fiscal 2027 first quarter results during its quarterly conference call on October 7, 2026, beginning at 8:30 a.m., Eastern Time. Conference call details are available through Events & Presentations in the Investors section of the Company’s website at WorthingtonSteel.com, or by registering online at https://events.q4inc.com/attendee/682402066 for the live conference.

About Worthington Steel

Worthington Steel (NYSE: WS) is one of North America's leading value-added metals processing and manufacturing companies. The Company partners with customers to deliver specialized, highly technical solutions across carbon flat-rolled steel, aluminum, stainless steel, long products, heavy plate and electrical steel, to solve complex challenges across a broad range of industries.

Worthington Steel employs approximately 12,000 people and operates approximately 150 facilities, primarily in North America, with additional operations in Europe and Asia. The Company combines extensive processing expertise with advanced manufacturing technologies, including galvanizing, pickling, configured blanking, specialty cold reduction, electrical steel laminations, fabrication and precision processing.

Guided by its people-first Philosophy and a commitment to safety, innovation and continuous improvement, Worthington Steel creates long-term value by delivering trusted solutions for customers, opportunities for employees, returns for shareholders and strength for the communities where it operates.

Important Information: On September 8, 2026, Worthington Steel and Kloeckner & Co entered into a DPLTA, which remains subject to approval by Kloeckner shareholders and the registration with the competent commercial register before becoming effective. Until the DPLTA becomes effective, Kloeckner continues to operate independently. The employee and facility counts above reflect the expected combined organization following the DPLTA becoming effective.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; expected financial and operational performance and future opportunities; the tax treatment of the Company’s separation from Worthington Enterprises, Inc. (the “Separation”); future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, including the Company’s long-term adjusted EBITDA margin target, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends; industry and market forecasts and expected trends relating to electricity usage, data center growth, vehicle electrification, decarbonization, infrastructure investment and electric-grid modernization and expansion; additions to product lines and opportunities to participate in new markets; expected benefits from transformation, innovation, artificial intelligence, machine learning and other technology initiatives; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing, the supply chain and corporate functions and the results thereof; projected profitability potential; capital allocation priorities, including the payment of dividends and opportunistic share repurchases; the ability to make acquisitions, form joint ventures and consolidate operations, and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the Company’s plans and objectives related to its acquisition of Kloeckner, including the Company’s path to eventual operating control of Kloeckner and expected value capture, anticipated cost, operating, commercial, revenue and working capital synergies, integration plans, and the anticipated effects on the Company’s market position, geographic footprint, product and service offerings, earnings and margins; the Company’s expected pro forma net leverage ratio and deleveraging goals following the Kloeckner Acquisition; the DPLTA, including the approval, timing and effectiveness of the DPLTA and the anticipated combination and integration of the Company and Kloeckner; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings, laws and regulations; anticipated improvements in business and efficiencies to be gained from the use of artificial intelligence and machine learning and other technologies; effects of cybersecurity breaches and other disruptions to information technology infrastructure; effects of public health emergencies and the various responses of governmental and nongovernmental authorities thereto on economies and markets and on the Company’s customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected, and forward-looking statements are not guarantees of future performance. Any number of factors could affect actual results, including, without limitation, those that follow: the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and the ability of financial institutions to provide capital; the risks, uncertainties and impacts related to public health emergencies, the duration, extent and severity of which are impossible to predict, and actions taken by governmental authorities or others in connection therewith; changing commodity prices and supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; changes in or the failure to realize anticipated trends in electricity usage, data center growth, vehicle electrification, decarbonization, infrastructure investment and electric-grid modernization and expansion; the possibility that industry forecasts, market projections and other estimates or assumptions included in this release may prove inaccurate; volatility or fluctuations in the pricing, quality or availability of raw materials, particularly steel, supplies, transportation, utilities, energy, labor and other items required by operations; effects of sourcing and supply chain constraints, including interruptions in deliveries of raw materials and supplies or the loss of key supplier relationships; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of critical equipment failures, facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties, including bankruptcy filings, of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies and other expected benefits from transformation initiatives on a timely basis; the effects of the Kloeckner Acquisition on the Company’s and Kloeckner’s operations, including their future financial condition and performance, operating results, strategy and plans, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, losses, future prospects and business and management strategies; the possibility that anticipated synergies, working capital reductions, cost savings, revenue opportunities, operational improvements, deleveraging, liquidity, integration benefits, margin expansion and other benefits of the Kloeckner Acquisition may not be realized when expected or at all, may be less than anticipated or may cost more to achieve than expected; the time and effort required to integrate the Company’s and Kloeckner’s businesses and the risk that the businesses may not be integrated successfully or within the expected timeframe; the impact of limited financial flexibility and increased interest expense resulting from the Kloeckner Acquisition; the Company’s ongoing financial obligations under the DPLTA to Kloeckner and its minority shareholders; risks associated with litigation or appraisal proceedings relating to the Kloeckner Acquisition or the DPLTA; the adverse impact of failing to continue to retain, recruit and motivate executives and other key employees; the overall success of, and the ability to integrate, newly acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; the ability to realize expected benefits of strategically deployed capital expenditures; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from public health emergencies, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products, suppliers or customers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings and other changes in trade regulations or relationships; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates or assumptions used by the Company, including in the application of its significant accounting policies; impairment of the recorded value of inventory, equity investments, fixed assets, goodwill and other assets; competitive pressure on sales and pricing, including pressure from imports and substitute materials; the level of imports and import prices in the Company’s markets and foreign currency exchange rate exposure; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators that increase costs or limit the Company’s ability to use or sell certain products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission (the “SEC”) and other governmental agencies; the effect of healthcare laws in the United States and potential changes for such laws, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effect of tax laws in the United States and potential changes for such laws, which may increase the Company's costs and negatively impact its operations and financial results; the operational, data privacy, security, regulatory and legal risks associated with the Company’s reliance on artificial intelligence and machine learning technologies, its ability to stay abreast of technological advancements and its dependence on third parties that rely on such technologies; cybersecurity risks; the effects of privacy and information security laws and standards; the cyclical nature of the steel industry; the Company’s safety performance; the effects of competition and price pressures from competitors; the Company’s ability to pay dividends or repurchase shares, which is subject to business performance, capital requirements, financing arrangements, applicable law and the discretion of the Company’s Board of Directors; and other risks described from time to time in the Company’s filings with the SEC, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s most recent Annual Report on Form 10-K and its subsequent filings with the SEC.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	August 31,
	2026	2025
Net sales	$2,726.6	$872.9
Cost of goods sold	2,465.4	757.7
Gross margin	261.2	115.2
Selling, general and administrative expense	208.8	67.9
Restructuring and other income, net	(3.6)	(1.0)
Operating income	56.0	48.3
Other income (expense):
Miscellaneous income (expense), net	(10.5)	0.2
Interest expense, net	(38.8)	(2.9)
Equity in net income of unconsolidated affiliate	5.3	6.4
Earnings before income taxes	12.0	52.0
Income tax expense	12.1	13.4
Net earnings (loss) from continuing operations	(0.1)	38.6
Net loss from discontinued operations	(4.9)	-
Net earnings (loss)	(5.0)	38.6
Net earnings attributable to noncontrolling interests	5.0	1.8
Net earnings (loss) attributable to controlling interest	$(10.0)	$36.8

Amounts attributable to controlling interest:
Net earnings (loss) from continuing operations	$(7.0)	$36.8
Net loss from discontinued operations	(3.0)	-
Net earnings (loss) attributable to controlling interest	$(10.0)	$36.8

Earnings (loss) per share – basic:
Continuing operations	$(0.14)	$0.74
Discontinued operations	(0.06)	-
Consolidated	$(0.20)	$0.74

Earnings (loss) per share – diluted:
Continuing operations	$(0.14)	$0.73
Discontinued operations	(0.06)	-
Consolidated	$(0.20)	$0.73

Weighted average common shares outstanding – basic	50.0	49.6
Weighted average common shares outstanding – diluted	50.0	50.6

Common shares outstanding at end of period	50.1	49.6

Cash dividends declared per share	$0.16	$0.16

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	August 31,	May 31,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$248.2	$84.6
Receivables, less allowances of $1.6 and $1.1, respectively	1,387.2	496.2
Inventories
Raw materials	935.9	168.5
Work in process	182.1	145.9
Finished products	592.4	101.3
Total inventories	1,710.4	415.7
Income taxes receivable	35.4	14.3
Assets held for sale	9.1	9.1
Prepaid expenses and other current assets	256.8	110.0
Current assets of discontinued operations	180.1	-
Total current assets	3,827.2	1,129.9
Investment in unconsolidated affiliates	106.7	123.4
Operating lease right-of-use assets	366.0	77.8
Finance lease right-of-use assets, net of accumulated amortization of $4.7 and $4.4, respectively	21.8	7.5
Goodwill	44.5	44.5
Other intangible assets, net of accumulated amortization of $67.6 and $65.9, respectively	75.0	77.3
Deferred income taxes	81.9	12.7
Equity securities	-	122.2
Prepaid pension assets	332.7	-
Other assets	45.8	7.8
Property, plant and equipment:
Land	277.0	57.2
Buildings and improvements	393.9	272.5
Machinery and equipment	1,185.6	1,065.0
Construction in progress	118.1	105.9
Total property, plant and equipment	1,974.6	1,500.6
Less: accumulated depreciation	874.3	851.3
Total property, plant and equipment, net	1,100.3	649.3
Non-current assets held for sale	19.3	-
Non-current assets of discontinued operations	0.7	-
Total assets	$6,021.9	$2,252.4

WORTHINGTON STEEL, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

(Unaudited)

	August 31,	May 31,
	2026	2026
Liabilities, mezzanine equity, and equity
Current liabilities:
Accounts payable	$1,170.8	$424.0
Short-term borrowings	530.9	185.4
Accrued compensation, contributions to employee benefit plans and related taxes	107.4	60.0
Dividends payable	9.2	9.2
Other accrued items	120.3	56.2
Current operating lease liabilities	40.1	10.4
Current finance lease liabilities	4.9	2.9
Income taxes payable	6.6	0.7
Current maturities of long-term debt	10.7	27.0
Current liabilities of discontinued operations	108.4	-
Total current liabilities	2,109.3	775.8
Other liabilities	83.3	51.5
Long-term debt	1,654.8	44.4
Noncurrent operating lease liabilities	338.8	78.7
Noncurrent finance lease liabilities	14.4	5.5
Deferred income taxes	112.0	33.6
Non-current liabilities of discontinued operations	9.0	-
Total liabilities	4,321.6	989.5

Mezzanine equity:
Redeemable noncontrolling interest	63.8	65.3
Total mezzanine equity	63.8	65.3

Shareholders’ equity - controlling interest:
Preferred shares, without par value; authorized – 1,000,000 shares; no shares issued or outstanding	-	-
Common shares, without par value; authorized – 150,000,000 shares; issued
and outstanding 50,071,412 shares and 49,920,298 shares, respectively	-	-
Additional Paid-in Capital	926.1	919.4
Retained Earnings	121.8	140.0
Accumulated other comprehensive income (loss), net of taxes of $(1.0) and $(2.3), respectively	(15.6)	3.9
Total Shareholders’ equity – controlling interest	1,032.3	1,063.3
Noncontrolling interests	604.2	134.3
Total equity	1,636.5	1,197.6
Total liabilities, mezzanine equity, and equity	$6,021.9	$2,252.4

WORTHINGTON STEEL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

(Unaudited)

	Three Months Ended
	August 31,
	2026	2025
Operating activities:
Net earnings (loss)	$(5.0)	$38.6
Adjustment to reconcile net earnings (loss) to net cash provided by operating activities:
Loss from discontinued operations, net	4.9	-
Depreciation and amortization	27.8	20.3
Benefit from deferred income taxes	(4.4)	(1.4)
Bad debt expense (income)	0.2	(0.1)
Equity in net income of unconsolidated affiliate, net of distributions	16.7	(6.4)
Net gain on sale of assets	(4.7)	(0.8)
Stock-based compensation	2.3	7.4
Realized loss on equity investment	15.5	-
Noncash restructuring and other expense	1.0	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(42.4)	(15.9)
Inventories	(42.9)	(16.4)
Accounts payable	30.7	(46.7)
Accrued compensation and employee benefits	(8.5)	(0.2)
Other operating items, net	2.8	15.3
Net cash used in operating activities	(6.0)	(6.3)

Investing activities:
Investment in property, plant and equipment	(63.0)	(29.4)
Acquisitions, net of cash acquired	(545.2)	(1.6)
Proceeds from sale of assets, net of selling costs	20.1	1.4
Other investing activities	1.3	-
Net cash used in investing activities	(586.8)	(29.6)

Financing activities:
Proceeds from (repayments of) short-term borrowings, net	(170.0)	15.0
Proceeds from revolving credit facility borrowings - swing loans	336.7	437.4
Repayments of revolving credit facility borrowings - swing loans	(286.0)	(441.6)
Proceeds from long-term debt, net of issuance costs	1,568.7	22.6
Principal payments on long-term debt	(642.1)	(2.7)
Payments of tax withholdings, net of proceeds from issuance of common shares	(2.7)	(1.6)
Payments to noncontrolling interests	(10.5)	-
Dividends paid	(8.2)	(8.1)
Purchase of noncontrolling interest in Kloeckner	(15.9)	-
Payments of debt issuance costs	(34.4)	-
Net cash provided by financing activities	735.6	21.0

Cash Flows from Discontinued Operations:
Net cash provided by operating activities of discontinued operations	15.5	-
Net cash provided by investing activities of discontinued operations	5.9	-
Net cash provided by discontinued operations	21.4	-

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	(0.6)	0.3
Increase (decrease) in cash, cash equivalents and restricted cash	163.6	(14.6)
Cash, cash equivalents, and restricted cash at beginning of period	84.6	92.9
Cash, cash equivalents, and restricted cash at end of period	$248.2	$78.3

WORTHINGTON STEEL, INC.
GAAP / NON-GAAP FINANCIAL RECONCILIATIONS / SUPPLEMENTAL DATA
(In millions, except volume and per share amounts)

The following tables reconcile the non-GAAP financial measures presented in this release to their respective most directly comparable financial measures calculated and presented in accordance with GAAP. These non-GAAP measures should be considered together with, and not as substitutes for or superior to, the comparable GAAP financial measures.

For more information regarding the non-GAAP financial measures, refer to the Use of Non-GAAP Financial Measures and Definitions section of this release.

The following table reconciles the applicable GAAP financial measures to adjusted net earnings from continuing operations attributable to controlling interest and adjusted EPS.

	Three Months Ended August 31, 2026
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings (Loss) – Continuing Operations (1)	Diluted EPS – Continuing Operations
GAAP	$56.0	$12.0	$12.1	$(7.0)	$(0.14)
Restructuring and other (income), net	(3.6)	(3.6)	(0.9)	(1.7)	(0.03)
Kloeckner purchase derivative	-	0.9	0.2	0.7	0.01
Kloeckner acquisition-related expenses	22.6	22.6	2.5	18.8	0.37
Kloeckner securities investment loss, net	-	15.5	3.4	12.1	0.24
Debt issuance cost write-off	-	1.6	0.4	1.2	0.02
Pension adjustments	-	(1.2)	-	(0.6)	(0.01)
Deferred tax asset adjustment	-	-	(5.6)	5.6	0.11
Non-GAAP	$75.0	$47.8	$12.1	$29.1	$0.57

	Three Months Ended August 31, 2025
	Operating Income	Earnings Before Income Taxes	Income Tax Expense	Net Earnings – Continuing Operations (1)	Diluted EPS – Continuing Operations
GAAP	$48.3	$52.0	$13.4	$36.8	$0.73
Restructuring and other (income), net	(1.0)	(1.0)	(0.1)	(0.5)	(0.01)
Sitem Group acquisition completion bonus payment	4.6	4.6	1.3	1.7	0.03
Deferred tax asset adjustment	-	-	(0.8)	0.8	0.02
Non-GAAP	$51.9	$55.6	$13.8	$38.8	$0.77

(1)
Excludes the impact of the noncontrolling interest.

The following table provides supplemental operating data, including volume and net sales, together with a reconciliation of net earnings from continuing operations attributable to controlling interest to EBIT, adjusted EBIT and adjusted EBITDA, and presents the related net earnings from continuing operations attributable to controlling interest, adjusted EBIT and adjusted EBITDA margins.

	Three Months Ended
	August 31,
(In millions, except volume)	2026	2025
Volume (tons)	1,943,340	928,866
Net sales	$2,726.6	$872.9

Net earnings (loss) from continuing operations attributable to controlling interest	$(7.0)	$36.8
Interest expense, net(1)	38.8	2.9
Income tax expense (benefit)(1)	12.1	13.4
EBIT	43.9	53.1
Restructuring and other (income), net(2)	(2.6)	(0.6)
Kloeckner purchase derivative	0.9	-
Kloeckner acquisition-related expenses(3)	21.4	-
Kloeckner securities investment loss, net	15.5	-
Pension adjustments(4)	(0.6)	-
Sitem Group acquisition completion bonus payment(5)	-	3.0
Adjusted EBIT	78.5	55.5
Depreciation and amortization(1)	27.8	20.3
Net earnings attributable to noncontrolling interests	5.0	1.8
EBITDA Adjustments – Noncontrolling interest impact(6)	(0.3)	1.2
Adjusted EBITDA	$111.0	$78.8

Net earnings (loss) from continuing operations attributable to controlling interest margin	(0.3%)	4.2%
Adjusted EBIT margin	2.9%	6.4%
Adjusted EBITDA margin	4.1%	9.0%

(1)
Amount includes both controlling and noncontrolling interests’ portions for this adjustment.
(2)
Excludes the noncontrolling interest portion of restructuring and other (income) expense, net of $(1.0) million and $(0.4) million in the fiscal 2027 period and fiscal 2026 period, respectively.
(3)
Excludes the noncontrolling interest portion of the Kloeckner acquisition-related expenses of $1.3 million in the fiscal 2027 period.
(4)
Excludes the noncontrolling interest portion of the pension adjustments of $(0.6) million in the fiscal 2027 period.
(5)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $1.6 million in the fiscal 2026 period.
(6)
Amount represents the total, aggregated amount of the noncontrolling interests’ portions of items noted above and described below under “Exclusions from Non-GAAP Financial Measures” (as defined in the Use of Non-GAAP Financial Measures and Definitions section later in this release) for the respective period.

The following table provides a reconciliation from net earnings (loss) from continuing operations attributable to controlling interest to the non-GAAP financial measures EBIT, adjusted EBIT, and adjusted EBITDA, for each of the five most recent fiscal quarters ended August 31, 2026.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2027	2026	2026	2026	2026
Net earnings (loss) from continuing operations attributable to controlling interest	$(7.0)	$(57.5)	$10.4	$18.8	$36.8
Interest expense, net(1)	38.8	20.7	2.1	2.7	2.9
Income tax expense (benefit)(1)	12.1	(1.1)	3.5	4.2	13.4
EBIT	43.9	(37.9)	16.0	25.7	53.1
Impairment of goodwill, long-lived assets, and other assets(2)	-	83.1	1.5	0.6	-
Restructuring and other (income), net(3)	(2.6)	-	(3.8)	-	(0.6)
Kloeckner purchase derivative	0.9	11.5	(9.1)	-	-
Kloeckner acquisition-related expenses(4)	21.4	15.5	15.4	4.9	-
Kloeckner securities investment (income) loss, net	15.5	(17.2)	(0.2)	-	-
Pension adjustments(5)	(0.6)	(0.7)	-	-	-
Sitem Group acquisition completion bonus payment(6)	-	-	-	-	3.0
Other loss, net	-	-	-	0.3	-
Adjusted EBIT	78.5	54.3	19.8	31.5	55.5
Depreciation and amortization(1)	27.8	20.6	21.6	21.7	20.3
Net earnings attributable to noncontrolling interests	5.0	(26.3)	0.4	2.7	1.8
EBITDA Adjustments – Noncontrolling interest impact(7)	(0.3)	28.4	(2.2)	-	1.2
Adjusted EBITDA	$111.0	$77.0	$39.6	$55.9	$78.8

(1)
Amount includes both controlling and noncontrolling interests’ portions for this adjustment.
(2)
Excludes the noncontrolling interest portion of impairment of goodwill and long-lived assets of $29.1 million in the fourth quarter of fiscal 2026.
(3)
Excludes the noncontrolling interest portion of restructuring and other (income), net of $(1.0) million, $(2.2) million, and $(0.4) million in the first quarter of fiscal 2027, third quarter of fiscal 2026, first quarter of fiscal 2026, respectively.
(4)
Excludes the noncontrolling interest portion of the Kloeckner acquisition-related expenses of $1.3 million in the first quarter of fiscal 2027.
(5)
Excludes the noncontrolling interest portion of the pension adjustments of $(0.6) million and $(0.7) million in the first quarter of fiscal 2027 and fourth quarter of fiscal 2026, respectively.
(6)
Excludes the noncontrolling interest portion of the acquisition completion bonus payment of $1.6 million in the first quarter of fiscal 2026.
(7)
Amount represents the total, aggregated amount of the noncontrolling interests’ portions of items noted above and described below under “Exclusions from Non-GAAP Financial Measures” (as defined in the Use of Non-GAAP Financial Measures and Definitions section later in this release) for the respective period.

The following provides a reconciliation of net cash provided by (used in) operating activities to the non-GAAP financial measure free cash flow for each of the five most recent fiscal quarters ended August 31, 2026.

	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2027	2026	2026	2026	2026
Net cash provided by (used in) operating activities	$(6.0)	$44.9	$63.3	$99.3	$(6.3)
Investment in property, plant and equipment	(63.0)	(37.1)	(30.0)	(24.7)	(29.4)
Free cash flow	$(69.0)	$7.8	$33.3	$74.6	$(35.7)

Trailing 12 months free cash flow	$46.7

The following table presents the reconciliation of total debt to the non-GAAP financial measure net debt.

	August 31,	May 31,
	2026	2026
Short-term borrowings	$530.9	$185.4
Current maturities of long-term debt	10.7	27.0
Long-term debt	1,654.8	44.4
Total debt	$2,196.4	$256.8
Less: cash and cash equivalents	(248.2)	(84.6)
Net debt	$1,948.2	$172.2

WORTHINGTON STEEL, INC.
USE OF NON-GAAP FINANCIAL MEASURES AND DEFINITIONS

NON-GAAP FINANCIAL MEASURES

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). These materials also include certain financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”).

Management uses these non-GAAP financial measures, together with the most directly comparable GAAP financial measures, to evaluate the Company’s performance, engage in financial and operational planning, and determine incentive compensation and believes these non-GAAP financial measures provide useful information to investors because they provide additional perspective on the performance of the Company’s ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in the Company’s business and enable investors to evaluate operations and future prospects in the same manner as management. These non-GAAP financial measures are not intended to represent, and should not be considered as, an alternative to GAAP financial measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These measures may exclude items that are significant to understanding the Company’s financial results and condition, and other companies may define or calculate similarly titled non-GAAP financial measures differently. Accordingly, the non-GAAP financial measures presented should be considered in conjunction with, and not as a replacement for, the comparable GAAP financial measures.

The following provides definitions of the non-GAAP financial measures presented in these materials:

Adjusted operating income (loss) is defined as operating income (loss) excluding the items described below under Exclusions from Non-GAAP Financial Measures to the extent such items are included in operating income (loss).

Adjusted earnings (loss) before income taxes is defined as earnings (loss) before income taxes excluding the pre-tax effect of the items described below under “Exclusions from Non-GAAP Financial Measures,” to the extent such items are reflected in earnings (loss) before income taxes.

Adjusted income tax expense (benefit) reflects income tax expense (benefit) adjusted for the income tax effects of the items excluded in determining the Company’s adjusted results, as well as separately identified discrete income tax items that management believes affect the comparability of the Company’s results across periods.

Adjusted net earnings from continuing operations attributable to controlling interest is defined as net earnings from continuing operations attributable to controlling interest excluding the after-tax effect of the items described below under “Exclusions from Non-GAAP Financial Measures,” including, as applicable, the portion of such adjustments attributable to noncontrolling interests.

Adjusted net earnings per diluted share from continuing operations attributable to controlling interest (“adjusted EPS”) is calculated using adjusted net earnings from continuing operations attributable to controlling interest and the diluted weighted-average common shares outstanding applicable to the adjusted results for the respective period. When the effect of potentially dilutive securities is anti-dilutive for purposes of GAAP earnings per share but dilutive based on adjusted net earnings, the calculation of adjusted EPS includes the effect of those securities.

EBIT is defined as net earnings (loss) from continuing operations attributable to controlling interest before interest expense, net, and income tax expense (benefit).

Adjusted EBIT is defined as EBIT excluding the items described below under “Exclusions from Non-GAAP Financial Measures,” to the extent applicable to the respective period. Adjustments attributable to noncontrolling interests are excluded from adjusted EBIT to reflect the portion of the applicable adjustment attributable to the Company’s controlling interest.

Adjusted EBIT margin is calculated by dividing adjusted EBIT by net sales. Net earnings margin, calculated by dividing net earnings (loss) from continuing operations attributable to controlling interest by net sales, is presented as the corresponding GAAP-based measure.

EBITDA is defined as net earnings (loss) from continuing operations attributable to controlling interest before interest expense, net, income tax expense (benefit), depreciation and amortization.

Adjusted EBITDA is defined as adjusted EBIT plus depreciation and amortization. Adjusted EBITDA therefore excludes the items described below under “Exclusions from Non-GAAP Financial Measures,” to the extent applicable to the respective period. Adjustments attributable to noncontrolling interests are added back from adjusted EBIT to reflect the consolidated results.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales. Net earnings margin is presented as the corresponding GAAP-based measure.

Free cash flow is a non-GAAP liquidity measure defined as net cash provided by (used in) operating activities less investment in property, plant and equipment. Free cash flow is a non-GAAP financial measure that management believes measures the Company’s ability to generate cash beyond what is required for its business operations and capital expenditures.

Trailing 12-month free cash flow is calculated as the sum of free cash flow for the four most recent fiscal quarters.

Net debt is a non-GAAP financial measure calculated as total debt, consisting of short-term borrowings, current maturities of long-term debt and long-term debt, less cash and cash equivalents.

EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES

The Company may also exclude other items that management determines affect the comparability of operating results, with such items separately identified and described in the applicable reconciliation.

•
Impairment of goodwill, long-lived assets, and other assets – impairments of assets are excluded to facilitate period-to-period comparability of the Company’s operating performance, are inherently unpredictable in timing and amount, and are non-cash, so their exclusion facilitates the comparison of historical, current and forecasted financial results.
•
Restructuring – restructuring activities consist of items associated with the Company’s cost-optimization activities, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). These restructuring activities are excluded to facilitate period-to-period comparability of the Company’s operating performance.
•
Kloeckner purchase derivative – consists of the change in the fair value of an economic (non-designated) cash flow derivative that was entered into to hedge a portion of the expected purchase price of the outstanding shares of Kloeckner in connection with the Kloeckner Acquisition. The change in the fair value is recorded in miscellaneous income (expense), net, and it is excluded from adjusted results to facilitate period-to-period comparability of the Company’s operating performance as it reflects non-operational activity.
•
Kloeckner acquisition-related expenses – consists of the acquisition-related costs incurred in connection with the Kloeckner Acquisition, consisting primarily of advisory, legal, accounting, valuation and other professional fees, as well as certain integration and personnel expenses, and are expensed to SG&A, as incurred, in accordance with GAAP. Exclusion of these costs is appropriate because they are directly attributable to a specific strategic transaction that management expects to be transformative to the Company’s portfolio, scale and long-term operating profile and are not reflective of the Company’s ongoing operating performance for the periods presented. Exclusion facilitates period-over-period comparisons, and to assess performance excluding the impact of transaction-specific activities.
•
Kloeckner securities investment income (loss), net – reflects the impact associated with the Company’s investment in Kloeckner equity securities, consisting of mark-to-market gains/losses, dividend income from the holding of Kloeckner equity securities prior to the closing of the Kloeckner Acquisition, impacts of previously held equity interests as a result of the Kloeckner Acquisition, and other costs, recorded in miscellaneous income (expense), net. Management excludes these items from adjusted results to improve comparability of the Company’s operating performance across periods.
o
During the first quarter of fiscal 2027, as a result of the closing of the Kloeckner Acquisition, the Company remeasured the previously held equity interest in Kloeckner equity securities to €11.00 per share, resulting in a remeasurement loss of $15.5 million.
o
During the third quarter and fourth quarter of fiscal 2026, the Company recognized investment income, net of $0.2 million and $17.2 million, respectively, consisting of mark-to-market gains, dividend income from the holding of Kloeckner securities prior to the closing of the Kloeckner Acquisition, and other costs.
•
Debt issuance costs write-off – consists of the write-off of the remaining, unamortized debt issuance costs related to the Company’s former revolving credit facility. In connection with the Kloeckner Acquisition, the Company entered into a new asset-based revolving credit facility, as part of the broader Kloeckner Acquisition financing and post-acquisition capital structure. The new credit facility supports acquisition-related funding, working-capital requirements, and additional liquidity capacity. The remaining costs of the former revolving credit facility that were initially deferred were recognized in interest expense, net, when the former revolving credit facility was terminated.
•
Pension adjustments – pension-related impacts associated with discrete events impacting the Company’s pension plans. The exclusions from adjusted results facilitate period-to-period comparability of the Company’s operating performance as these gains reflect discrete pension-related events.
o
A $1.2 million gain recognized in the first quarter of fiscal 2027, associated with a pension curtailment resulting from headcount reductions.
o
A $1.4 million gain recognized in the fourth quarter of fiscal 2026, primarily associated with a pension curtailment resulting from headcount reductions.
•
Sitem Group acquisition completion bonus payment – consists of the one-time bonus payment paid to key individuals upon the successful acquisition closing of Sitem Group. The acquisition completion bonus payment was included within SG&A expense.
•
Deferred tax asset adjustment – consists of discrete income tax related events. The exclusions from adjusted results facilitate period-to-period comparability of the Company’s operating performance as the expenses reflect discrete income tax-related events. As these exclusions impact income tax, the adjustments thereof do not impact EBIT, EBITDA, adjusted EBIT, or adjusted EBITDA.
o
During the first quarter of fiscal 2027, the discrete tax expense relates to prior-year transaction costs for which a deferred tax asset was previously recorded and subsequently written off upon closing of the Kloeckner Acquisition. Prior to the closing of the Kloeckner Acquisition, the costs were capitalized into the tax basis of the acquired stock rather than currently deductible.
o
During the first quarter of fiscal 2026, Tempel’s electrical steel facility in Nagold, Germany was included as part of the purchase consideration for the Sitem Group acquisition. The contribution resulted in the future disallowance of deferred tax assets located within certain foreign tax jurisdictions and resulted in the write-off of the deferred tax assets as well as the recognition of incremental income tax expense.

•
Other loss, net – consists of other discrete items that management believes are not reflective of the Company’s ongoing operating performance. Management excludes these items from adjusted results to improve the comparability of the Company’s results across periods.
o
Net insured loss incurred for damage as a result of a small, quickly contained fire at Tempel Canada. During the second quarter of fiscal 2026, the Company recognized a $0.5 million pre-tax loss equal to the amount of the insurance deductible.
o
Environmental reserve settlement gain of $0.2 million pre-tax recognized during the second quarter of fiscal 2026 by Tempel Canada as the result of a prior indemnification from the former owners of the Canadian facility.

###